Exhibit 23.2

Consent of Independent auditors

We consent to the use in the Registration Statement of Echo Global Logistics, Inc. on Form S-1 of our report dated July 23, 2009 on the consolidated financial statements of RayTrans Distribution Services, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

   Crowe Horwath LLP

Oak Brook Illinois

July 23, 2009